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                                                        Exhibit 10.11




                              EMPLOYMENT AGREEMENT

                 THIS AGREEMENT, dated as of July 24, 1996, is made and entered into between Quarterdeck Corporation, a Delaware corporation ("Quarterdeck") and Anatoly Tikhman (the "Employee").

                 1. EMPLOYMENT. Quarterdeck shall employ the Employee and the Employee shall enter the employ of Quarterdeck in the position of President of VSI Acquisition Corporation. In addition, subsequent to the date hereof and subject to and effective upon appointment by the Board of Directors of Quarterdeck, Employee shall serve as a Senior Vice President of Quarterdeck and as the General Manager of the Quarterdeck Utilities Division. This Agreement shall have an initial term of two years terminating on July 24, 1998 (the "Initial Term"), unless sooner terminated in accordance with Section 5 of this Agreement. At the expiration of such two-year period, the term of this Agreement shall automatically be extended for successive one-year periods, unless Quarterdeck or the Employee shall give written notice to the other at least 30 days prior to the end of the applicable period of its intention to terminate this Agreement.

                 2. POSITION AND DUTIES. During the term of employment, the Employee shall be a full-time employee of Quarterdeck and shall devote all of his business time and attention to the performance of his duties to Quarterdeck.

                 3.       COMPENSATION AND RELATED MATTERS.

                          (a)     Annual Base Salary.  The Employee shall
receive an aggregate base salary ("Annual Base Salary") of One Hundred Eighty Thousand Dollars ($180,000) per annum payable in equal bi-weekly installments.

                          (b)     Bonus Compensation.  Employee shall be
eligible to receive an annual bonus in an amount not to exceed Ninety Thousand Dollars ($90,000) ("Incentive Bonus Compensation"), determined in accordance with the terms of the Management Performance Bonus Plan of Quarterdeck, or any successor or replacement plan adopted by Quarterdeck and applicable to individuals at the level of Employee. Such bonus shall be paid on a quarterly basis.
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                          (c)     Benefits.  During the term of employment, the
Employee shall be entitled to participate in or receive benefits under any employee benefit plan generally made available by Quarterdeck to individuals at the level of Employee (collectively, "Benefits"), subject to and on a basis consistent with the terms, conditions and overall administration of such plans or arrangements for individuals at the level of Employee. Upon appointment of Employee as a Senior Vice President of Quarterdeck, Quarterdeck shall agree to provide indemnification to Employee under its Standard Indemnification
Agreement for its officers and directors. Employee shall be permitted to carry over to Quarterdeck accrued vacation reflected on Vertisoft's balance sheet up to a maximum of three weeks.

                          (d)     Expenses.  Quarterdeck or Vertisoft shall
reimburse the Employee for all reasonable travel and other business expenses incurred by the Employee in the performance of his duties under this Agreement upon Employee's submission of appropriately itemized documentation thereof in accordance with Quarterdeck's reimbursement policy.

                          (e)     Options.  Upon commencement of the Employee's
employment by Quarterdeck on July 24, 1996, Employee was granted options to acquire 250,000 shares of the common stock of Quarterdeck under Quarterdeck's 1990 Employee Stock Incentive Plan (the "Plan"). In addition, so long as Employee has not materially breached this Agreement, on the one year anniversary hereof, Employee shall be granted options to acquire 50,000 additional shares of the common stock of Quarterdeck under the Plan. All options shall have an exercise price equal to the fair market value of the Quarterdeck common stock on the date of grant.

                 4.       COMPETITION.

                          (a)     The Employee agrees that for the term of this
Agreement, he shall not, directly or indirectly, as principal, agent, employee, employer, consultant, stockholder, partner or in any other individual or representative capacity, engage in any business that competes, directly or indirectly, with the business of Quarterdeck, Vertisoft and any of their subsidiaries. Notwithstanding anything to the contrary herein, Employee may, without violating the provisions of this Section 4, purchase and hold up to 5% of any entity whose shares are publicly traded on the Nasdaq National Market or any U.S. stock exchange, whether or not such entity is engaged in a Competitive Business.
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In addition, for a period of six months after termination of this agreement,
Employee will not recruit or solicit any person who was an employee of or consultant to Quarterdeck or any of its subsidiaries at the time of such termination or three months prior thereto. Any provision of this Section 4 that is deemed invalid or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions of this paragraph in such jurisdiction or rendering that or any other provisions of this Agreement invalid or unenforceable in any other jurisdiction. If any covenant should be deemed invalid or unenforceable because of its scope, geographical area or duration, or any combination thereof, such covenant shall be modified and reformed so that the scope, geographic area and duration of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid and enforceable.

                 5. TERMINATION. The Employee's employment hereunder may be terminated by Quarterdeck or the Employee, as applicable upon expiration of this Agreement pursuant to Section 1 of this Agreement, and under the following circumstances:

                          (a)     Death.  The Employee's employment hereunder
shall terminate upon his death. In the case of the Employee's death, Quarterdeck shall pay to the Employee's beneficiaries or estate, as appropriate, (i) promptly after the Employee's death, the unpaid Annual Base Salary to which he is entitled pursuant to subsection 3(a) prorated through the date of termination and (ii) as soon as practicable after the close of Quarterdeck's fiscal quarter in which the Employee's death occurs, a prorated portion of any unpaid Incentive Bonus Compensation. This subsection 5(a) shall not limit the entitlement of the Employee's estate or beneficiaries to any death or other benefits then available to the Employee under any life insurance or other benefit plan or policy which is maintained by Quarterdeck for the Employee's benefit.

                          (b)     Cause.  Quarterdeck may terminate the
Employee's employment hereunder for Cause (as defined below). In the case of the Employee's termination for Cause, Quarterdeck shall promptly pay to the Employee the unpaid Annual Base Salary to which he is entitled pursuant to subsection 3(a) prorated through the date the Employee is terminated and the Employee shall be entitled to no other compensation. For purposes of this Agreement, Quarterdeck shall have "Cause" to terminate the Employee's employment hereunder if the Employee has (1) engaged in acts or omissions with respect to Quarterdeck or the Company or any subsidiary of Quarterdeck or the Company which constitute fraud; (2) breached any non-competition covenant with





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the Company or Quarterdeck; (3) committed willful or intentional acts constituting a material breach of this Agreement; or (4) been convicted of a felony or crime of moral turpitude.

                          (c)     Disability.

                                  (i)      If Quarterdeck determines in good
faith, after considering all relevant medical evidence, that the Employee has incurred a Disability (as defined below) during the term of employment, Quarterdeck shall give the Employee written notice of termination of the Employee's employment. In such event, the Employee's employment with Quarterdeck shall terminate effective upon receipt of such notice by the Employee. Quarterdeck shall pay to the Employee, upon the Employee's termination, the unpaid Annual Base Salary to which he is entitled pursuant to subsection 3(a) prorated through the Employee's termination. This subsection 5(c) shall not limit the entitlement of the Employee to any disability or other benefits then available to the Employee under any disability insurance or other benefit plan or policy which is maintained by Quarterdeck for the Employee's benefit.

                                  (ii)     For the purpose of this Section,
"Disability" shall mean the Employee's failure to perform his duties to Quarterdeck on a full-time basis for a total of six months during any twelve-month period as a result of incapacity due to a mental or physical illness or injury which is determined by a physician selected by the Board and acceptable to the Employee or the Employee's legal representative (such agreement as to acceptability not to be withheld, delayed or conditioned unreasonably).





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                 6.       CONFIDENTIAL INFORMATION.

                          6.1     Disclosure.  Employee may have knowledge of,
and during the term of this Agreement, Quarterdeck or its subsidiaries may supply to Employee, certain trade secrets and Confidential Information (as hereinafter defined). Employee agrees to limit his use of such material to what is necessary to perform the services under this Agreement and to abide by all restrictions imposed by Quarterdeck or its subsidiaries on the use of such material including the restrictions contained in this Agreement. Employee shall not, directly or indirectly, communicate, divulge, disclose, reveal, report, publish or transfer to any person or entity, or use to the detriment of Quarterdeck or use for the benefit of Employee or any other person or entity, or misuse in any way, any Confidential Information or trade secrets of Quarterdeck or its subsidiaries, without the prior





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written consent of the Chief Executive Officer and the General Counsel of
Quarterdeck. Employee shall take such precautions as shall be reasonably calculated to keep strictly confidential such Confidential Information and trade secrets and to prevent the unauthorized disclosure thereof, provided, however, that Employee shall be entitled to disclose such Confidential Information, if necessary, in order to defend any claim under federal or state laws, rules or regulations or pursuant to an order of a court or government agency, provided, however, further that in the case of any such disclosure, the disclosure shall be limited to the greatest extent reasonably possible under the circumstances and Employee shall use his best efforts to provide Quarterdeck with sufficient advance notice prior to the disclosure to permit Quarterdeck to seek a protective order or other order protecting the Confidential Information from public disclosure. Employee agrees that all Confidential Information shall be the sole property of Quarterdeck (or, as applicable, its subsidiaries). After termination of this Agreement, Employee shall not utilize or divulge in any way such Confidential Information and trade secrets. Employee's obligations under this Section 6.1 shall continue beyond the termination of this Agreement for any reason and are in addition to Employee's obligations under any other confidential agreement with Quarterdeck or its subsidiaries.

                          6.2     Confidential Information.  For the purposes
of this Agreement, the term "Confidential Information" shall mean information or material proprietary to Quarterdeck or any related or affiliated person or entity or any information or material designated as Confidential Information by Quarterdeck or any related or affiliated person or entity, whether or not owned or developed by Quarterdeck, which Employee develops or which Employee may obtain knowledge of or access to, through or as a result of, Employee's prior or present relationship with Quarterdeck or any related or affiliated person or entity (including information conceived, originated, discovered or developed in whole or in part by Employee while acting hereunder). Without limiting the generality of the foregoing, Confidential Information shall include, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing or still in development): information that has been created, discovered, developed, or otherwise has become known to Quarterdeck or its subsidiaries and/or in which property rights have been assigned or otherwise conveyed to Quarterdeck or its subsidiaries, which has commercial value in the businesses in which Quarterdeck is engaged including, without limitation, works of authorship, trade secrets, processes, software and firmware (including any operating programs, whether in object code, source code or any other form, whether or not embedded in a physical medium), magnetic media, prototypes, formulae, machines, components, inventions, creations, systems, designs, methods, materials, assembly techniques, structures, pending patent applications, compositions, improvements, ideas, specifications or arts relating to products and services, or to the manufacture, assembly, testing, sale and service of products and services, as well as financial projections, financing plans, marketing plans, strategies, forecasts, customer lists, and other business information related to present or prospective





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business activities of Quarterdeck or its subsidiaries, and documents, records, notebooks, drawings, photographs and similar repositories or representations of such information. The term "Confidential Information" shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Employee in violation of this Agreement, (ii) is or becomes available to the Employee on a non-confidential basis from a source other than Quarterdeck, provided that such source is not known by the Employee to be furnishing such information to the Employee in violation of a confidentiality agreement with or other obligation of secrecy to Quarterdeck, or (iii) is derived from information that is not Confidential Information pursuant to any of the foregoing clauses and does not contain any Confidential Information.

                          6.3     Delivery Upon Termination.  Upon the
termination for whatever reason of this Agreement, Employee shall deliver to Quarterdeck all drawings, blueprints, computer disks, computer programs, notes, memoranda, specifications, designs, devices, documents, data, programs and other material of any nature containing or disclosing any Confidential Information or pertaining to Employee's work with Quarterdeck, in whatever form or media, and any reproduction of any of the foregoing.

                          6.4     Proprietary Information of Others.  Employee
represents that the performance by Employee of the terms of this Agreement do not, to the best of Employee's present knowledge and belief, and will not breach any confidential disclosure agreement with or duty owed to another person or entity. Further, Employee represents that he will not bring to Quarterdeck or use pursuant to this Agreement the proprietary information of another person or entity without first obtaining written authorization for the possession and use of such proprietary information from the owner thereof.

                 7. ASSIGNMENT OF WORKS MADE FOR HIRE. Employee hereby agrees that any ideas or original works of authorship, in whole or in part conceived or made by Employee during or after the term of his relationship with Quarterdeck, which are made through the use of any Confidential Information, which relate to the Company's business or which result from any work performed by Employee for Quarterdeck shall be deemed to be "works made for hire" and that the Company shall be deemed the author thereof under the U.S. Copyright Act (Title 17 of the U.S. Code); provided, however, that in the event and to the extent such works are determined not to constitute "works made for hire" as a matter of law, Employee hereby irrevocably assigns and





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transfers to Quarterdeck all right, title and interest in such works, including but not limited to copyrights.

                 8. INJUNCTIVE RELIEF. Employee acknowledges that disclosure of any Confidential Information by Employee will give rise to irreparable injury to Quarterdeck, inadequately compensable in damages. Accordingly, in the event of an actual or threatened breach by Employee of the provisions of this Agreement, Quarterdeck shall be entitled to injunctive relief restraining Employee from such breach or threatened breach. Nothing herein shall be construed as prohibiting Quarterdeck from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Employee. Employee acknowledges and agrees that the covenants contained herein are necessary for the protection of Quarterdeck's legitimate business interests and are reasonable in scope and content.

                 9.       CERTAIN BENEFITS.

                          9.1.    Change of Control.  In the event a majority
of the stock of Quarterdeck is acquired by another person or entity which is not an affiliate of Quarterdeck prior to such transaction ("Entity"), or the Company is merged with another Entity, or substantially all of the assets of the Company are sold to another Entity, and within 60 days of such event Employee gives written notice of election to terminate this Agreement, Employee shall be entitled to the following benefits:

                 (i) Twelve months Annual Base Salary plus an amount equal to the maximum Bonus Executives could receive for such 12 month period, payable in bi-weekly installments;

                 (ii) COBRA insurance coverage for eighteen months, payments for such coverage to be made by the Company monthly; and

                 (iii) Employee shall be immediately vested in 50% of Employee's unvested stock options outstanding on the date of termination. Such options shall be subject to the termination provisions contained in the standard form of stock option agreement of Quarterdeck.

                 Any and all rights to monetary payments not yet payable by the Company under this Sections 9.1 shall cease and terminate at such time as Employee obtains other full-time employment.

                          9.2     Certain Termination Events.  In the event (i)
Quarterdeck terminates Employee without Cause, (ii) the Company materially breaches this Agreement, or (iii) Employee is assigned duties by the Company which constitutes substantial diminution of his duties hereunder, and, in the case of clauses (ii) and (iii) hereof, Employee elects to terminate this Agreement and cease to





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be an employee of Quarterdeck within sixty days of such event, Employee shall be entitled to, in addition to all remedies under applicable law, all compensation and benefits provided under this Agreement for the full term hereof including full vesting of Employee's stock options that would have vested during the term of this Agreement, without offset or duty to mitigate.

                 10. BINDING ON SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of Quarterdeck, the Employee and their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

                 11. GOVERNING LAW. This Agreement is being made and executed in and is intended to be performed in the State of California and shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of California, without regard to the conflict of laws principles thereof.

                 12. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                 13. NOTICES. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, as follows:

                          (a)     If to Quarterdeck, addressed to the principal
offices of Quarterdeck to the attention of the Chief Executive Officer;

                          (b)     If to the Employee, to him at the address set
forth below under his signature;

or at any other address as any party shall have specified by notice in writing to the other parties.

                 14. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.





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                 15.      ENTIRE AGREEMENT.  The terms of this Agreement are
intended by the parties to be the final expression of their agreement with respect to the employment of the Employee by Quarterdeck and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Agreement. This Agreement supersedes any obligations of Vertisoft Systems, Inc. under any employment or consulting agreement with Employee.

                 16. ATTORNEYS' FEES. In the event that either party shall bring an action in connection with the performance, breach or interpretation hereof, then the prevailing party in such action as determined by the court having jurisdiction shall be entitled to recover from the losing party in such action, as determined by the court having jurisdiction, all reasonable costs and expenses of such litigation, including attorneys' fees, court costs, costs or investigation and other costs reasonably related to such litigation, in such amount as may be determined in the discretion of the court having jurisdiction.

                 17. AMENDMENTS; WAIVERS. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Employee and Quarterdeck. By an instrument in writing similarly executed, the Employee or Quarterdeck may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.

                 18. CUMULATIVE REMEDIES. Each and all of the several rights and remedies provided in this Agreement, or by law or in equity, shall be cumulative, and no one of them shall be exclusive of any other right or remedy, and the exercise of any one of such rights or remedies shall not be deemed a waiver of, or an election to exercise, any other such right or remedy. No waiver of any term or condition of this Agreement shall be construed as a waiver of any other term or condition; nor shall any waiver of any default hereunder be construed as a waiver of any other default hereunder.





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                 IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                             EMPLOYEE:





                                                          Anatoly Tikhman

                                  Address:    _______________________________

                                  ___________________________________________



                                                      QUARTERDECK CORPORATION,

                                                      a Delaware corporation



                                                           By:

                                                           Name:

                                                           Title: